Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, (this “Agreement”), is made effective as of January 15, 2014, between National CineMedia, Inc., a Delaware corporation (“NCM” or the “Company”), and Alfonso P. Rosabal, Jr. (the “Executive”).

RECITALS

A. The Executive currently serves as the Executive Vice President, Chief Technology Officer and Chief Operations Officer for the Company.

B. The Company and the Executive desire to enter into this Agreement with regard to the services to be provided by Executive to the Company.

AGREEMENT

Executive, the Company and NCM LLC agree as follows:

1. DEFINITIONS.

(a) Base Salary shall mean the annual salary provided for in Section 3 below, as adjusted from time to time.

(b) Beneficiary shall mean the person or persons named by the Executive pursuant to Section 19 below, or in the event no such person is named and survives the Executive, his estate.

(c) Board shall mean the Board of Directors of National CineMedia Inc., a Delaware corporation and parent of the Company, including any committee thereof authorized to exercise any powers of the Board in connection with the subject matter of this Agreement.

(d) Cause shall mean:

(i) the Executive’s fraud, dishonesty, willful misconduct or deliberate injury to the Company or its affiliates or subsidiaries, in the performance of his duties hereunder;

(ii) the Executive’s intentional or grossly negligent refusal or failure to perform his duties consistent with his position with the Company; or

(iii) the Executive’s conviction of a felony.

(e) Disability shall mean the illness or other mental or physical disability of the Executive, resulting in his failure to perform substantially his duties under this Agreement for a period of six or more consecutive months.

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(f) Spouse shall mean, during the Term of Employment, the person who as of the relevant date is legally married to the Executive.

(g) Term of Employment shall mean the period specified in subsection 2(b) below.

2. TERM OF EMPLOYMENT, POSITIONS AND DUTIES.

(a) The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, in the position of Executive Vice President, Chief Technical Officer and Chief Operations Officer of the Company and with the duties and responsibilities set forth below, and upon such other terms and conditions as are hereinafter stated.

(b) The Term of Employment shall commence on the Effective Date (as defined in Section 27) and shall terminate on December 31, 2014, and on December 31, 2014 and each December 31 thereafter it shall be deemed that the Term of Employment has been extended by one year unless, prior to any such anniversary date, either the Executive or the Company notifies the other to the contrary.

(c) Until the date of his termination of employment hereunder, the Executive shall be employed as an Executive Vice President of the Company and shall have the responsibilities assigned to him from time to time.

(d) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, and (ii) engaging in charitable activities and community affairs; provided, however, that in the opinion of the Board or Chief Executive Officer such activities do not materially interfere with the proper performance of his duties and responsibilities specified in subsection 2(c) above and/or do not conflict with the Executive’s obligations under Section 9 below.

3. BASE SALARY.

The Executive shall receive from the Company a Base Salary, payable in accordance with the regular payroll practices of the Company, of $268,400 (but not less frequently than monthly). During the Term of Employment, the Board shall review the Base Salary no less often than annually.

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4. ANNUAL BONUSES.

The Executive shall be eligible to receive annual bonuses during the Term of Employment, as determined by the Board. The amount, time and form of payment of any bonus award to the Executive hereunder shall be determined under the Company’s applicable performance bonus plan.

5. EXPENSE REIMBURSEMENT.

During the Term of Employment, the Executive shall be entitled to prompt reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be required under Company policy.

6. OTHER BENEFITS.

The Executive shall receive such other benefits as are then customarily provided generally to the other officers of the Company and of its subsidiaries, as determined from time to time by the Board or the Chief Executive Officer, including, without limitation, paid vacation in accordance with the Company’s practices as in effect from time to time.

7. EMPLOYEE BENEFIT PLANS.

The Executive shall be entitled to participate in all employee benefit plans and programs made available to other of the Company’s executives having the same title or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, Section 401(k) and related supplemental plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays and any other employee benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans, whether funded or unfunded.

8. TERMINATION OF EMPLOYMENT.

(a) Termination by Death. In the event that the Executive’s employment is terminated by death, his beneficiaries as defined in Section 19 hereof, shall be entitled to:

(i) the Executive’s Base Salary, at the rate in effect on the date of his death, through the end of the month in which his death occurs;

(ii) any annual bonuses awarded for prior periods but not yet paid;

(iii) continuation of the medical benefits pursuant to COBRA to which he, his surviving Spouse and “eligible dependents” (as defined below) were entitled at the time of his death, for a period of one year following his death at the expense of the Company;

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(iv) reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his death; and

(v) other benefits to which he is then entitled in accordance with the applicable plans and programs of the Company.

“Eligible dependents” means dependents of the Executive who are eligible to receive medical benefits under the Company’s medical plan.

(b) Termination Due to Disability. The Company or the Executive may terminate the Executive’s employment due to Disability of the Executive, such termination to be effective 30 days after delivery of written notice thereof. In the event that the Executive’s employment is terminated due to Disability and in exchange for a release of claims against the Company, the Executive shall be entitled to:

(i) his Base Salary, at the rate in effect when he is terminated due to Disability, for a period of six months following such termination, offset by any payments that he receives under the Company’s long-term disability plan and any supplement thereto, whether funded or unfunded, that is adopted or provided by the Company for the Executive’s benefit;

(ii) any annual bonuses awarded for prior periods but not yet paid;

(iii) reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

(iv) for a period of one year from the time of termination of employment, other benefits to which he is then entitled in accordance with applicable plans and programs of the Company.

In the case of the termination of the Executive’s employment for Disability, the Executive shall be entitled to receive the amounts described in clauses (i)-(iii) as a lump sum payment promptly after the termination of employment.

(c) Termination by the Company for Cause. In the event that the Executive’s employment is terminated for Cause, he shall only be entitled to:

(i) his Base Salary through the date of his termination for Cause;

(ii) any annual bonuses awarded but not yet paid;

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(iii) reimbursement in accordance with this Agreement for any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

(iv) other benefits accrued and earned by the Executive through the date of termination in accordance with applicable plans and programs of the Company.

(d) Termination Without Cause or Expiration of Term of Employment. A Termination Without Cause shall mean a termination of the Executive’s employment by the Company other than due to death, Disability or for Cause, including termination of the Executive’s employment by reason of the Company’s refusal to renew this Agreement on economic terms and conditions at least equal to this Agreement and for a term at least equal to one year at the end of the Term of Employment.

In the event of a Termination Without Cause and in exchange for a release of claims against the Company, the Executive shall be entitled to:

(i) his Base Salary, at the rate in effect on the date of his termination of employment, for 12 months, payable in accordance with the Company’s normal payroll practices;

(ii) any annual bonuses awarded but not yet paid;

(iii) continued participation in all employee benefit plans or programs as in effect from time to time in which he was participating on the date of his termination of employment until the date he receives equivalent coverage in benefits, but in no event for a period longer than 12 months;

(iv) reimbursement in accordance with this Agreement for any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

(v) other benefits (other than for the payment of severance) that are made available to employees of the Company in general upon termination of employment under similar circumstances in accordance with applicable severance plans and programs of the Company.

In the event that, under the terms of any employee benefit plan referred to in subsection 8(d)(iii) above, the Executive may not continue his participation, he shall be provided with the after-tax economic equivalent of the benefits provided under any plan in which he is unable to participate for the period specified in subsection 8(d)(iii) above.

The economic equivalent of any benefit foregone shall be deemed the after-tax cost that would be incurred by the Executive in obtaining such benefit on the lowest available individual basis.

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(e) Termination for Good Reason. The Executive may elect to terminate his employment with the Company for Good Reason, which is defined in Section 8(i)(iv) by providing written notice thereof specifically citing this subsection 8(e).

In the event the Executive terminates his employment for Good Reason, and in exchange for a release of claims against the Company, the Executive shall be entitled to receive the benefits outlined in subsections 8(d)(i) through 8(d)(v).

(f) Voluntary Resignation by the Executive. The Executive may voluntarily terminate his employment with the Company at any time with or without notice and with or without reason. Such voluntary termination by the Executive shall include, without limitation, the Executive’s decision not to renew this Agreement upon expiration of the Term of Employment if the Company offers to renew this Agreement on economic terms and conditions at least equal to this Agreement and for a term at least equal to one year. In the event the Executive voluntarily terminates his employment, the Executive’s salary shall cease on the termination date and the Executive will not be entitled to severance pay, pay in lieu of notice, or any other compensation other than payment of accrued salary and vacation and other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.

(g) No Mitigation; No Offset. In the event of any termination of employment under this Section 8, the Executive shall be under no obligation to seek other employment, and except as provided in subsection 8(d)(iii), he shall have no obligation to offset or repay any payments he receives under this Agreement by any payments he receives from a subsequent employer; provided, however, that (without limiting any rights of the Company for any breach of this Agreement under law, equity or otherwise), if the Executive engages in any Covered Activity (as defined in Section 9), any obligation of the Company to make payments to the Executive under Section 8 of this Agreement shall cease.

(h) Nature of Payments. Any amounts due under this Section 8 are in the nature of severance payments or liquidated damages or both, and shall fully compensate the Executive and his dependents or Beneficiary, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of termination of the Executive’s employment, and they are not in the nature of a penalty.

(i) Section 409A; Time and Form of Payments and Benefits. The parties intend that each payment and benefit provided to the Executive upon his termination of employment, shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A or shall comply with the requirements of Section 409A. The purpose of this subsection 8(i) is to amend the Agreement to comply with, or be eligible for one or more exceptions from, the requirements of Section 409A.

(i) Time and Form of Payment. Each of the following amounts payable to the Executive under this Agreement shall constitute a separate payment for purposes of Section 409A:

(1) The amount of Base Salary payable pursuant to subsection 8(b)(i), and each installment thereof, shall constitute a separate payment defined

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as the “Disability Payment.” The Disability Payment shall be paid in equal installments on the same date that the Company makes its normal payroll payments in accordance with the Company’s payroll practices in effect for the Executive on the Effective Date, provided, however, that if the six month delay in payment required by subsection 8(i)(iii) hereof applies, the installment payments for the first six months following the date of separation from service shall be withheld and paid on the first pay date that is more than six months following the date of separation from service. The first installment payment of the Disability Payment shall be made on the first pay date that is 60 days or more following the date of separation from service by the Executive, provided that the Executive must execute and not revoke a release of claims against the Company within such 60 day period.

(2) The amount of Base Salary payable pursuant to subsections 8(d)(i) or 8(e), and each installment thereof, shall constitute a separate payment defined as the “Severance Payment.” The Severance Payment shall be paid in equal installments on the same date that the Company makes its normal payroll payments in accordance with the Company’s payroll practices in effect for the Executive on the Effective Date, provided, however, that if the six month delay in payment required by subsection 8(i)(iii) hereof applies, the installment payments for the first six months following the date of separation from service shall be withheld and paid on the first pay date that is more than six months following the date of separation from service. The first installment payment of the Severance Payment shall be made on the first pay date that is 60 days or more following the date of separation from service by the Executive, provided that the Executive must execute and not revoke a release against the Company within such 60 day period.

(3) Any incentive bonus payable to the Executive pursuant to subsections 8(a)(ii), 8(b)(ii), 8(c)(ii), 8(d)(ii) or 8(e) shall be determined under the terms of the applicable performance bonus plan in which he participates (the “Bonus Plan”) and shall constitute a separate payment defined as the “Accrued Bonus.” The Accrued Bonus shall be paid in a lump sum payment no later than the 15th day of the third month following the later of (A) the end of the Company’s taxable year or (B) the end of the calendar year to which the performance bonus relates, except as required by subsection 8(i)(iii) hereof, and provided further that the release required of the Executive shall have been executed and not revoked within the time period specified in subsections 1 and 2 above.

(ii) Continuation of Benefits; Reimbursements. For purposes of the Agreement, with respect to continued coverage or participation by the Executive in employee benefit plans and programs or reimbursement of expenses for the specified periods, the Agreement shall be interpreted as follows:

(1) Continuation of Medical Benefits Following Death. Payments by the Company for the continued medical benefits pursuant to

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COBRA for the Executive’s surviving Spouse and “eligible dependents” set forth in subsection 8(a)(iii) shall be paid in monthly installments for the one year period following the death of the Executive consistent with the amount and time of payment required under the applicable plan. The first such payment for continued medical benefits pursuant to COBRA shall be made on the first day of the month immediately following the month in which the Executive dies. The right to continued coverage shall not be subject to liquidation or exchange for another benefit.

(2) Continuation of Benefits. In lieu of, and in full satisfaction of, continued participation in all employee benefit plans or programs in which the Executive was participating on the date of his termination of employment, pursuant to subsection 8(d)(iii) or 8(e) of this Agreement, the Executive shall receive payments at the same time, and subject to the same conditions, as the Severance Payments or the Disability Payments, as applicable, the “Benefit Payment”, except as required by subsection 8(i)(iii) hereof. The amount of the Benefit Payment shall be determined as the sum of the Company payments or contributions on behalf of the Executive (and his family) under each such benefit plan for the immediately preceding calendar year, divided by 12 (the “Monthly Benefit Amount”). The Monthly Benefit Amount shall be paid for the number of months specified in the relevant subsection of Section 8 of the Agreement, as applicable, and shall be divided by the number of pay periods in each such month and the applicable portion of the Monthly Benefit Amount shall be paid at the same time as installment payments of Severance Payments or Disability Payments are made in accordance with this subsection 8(i).

(3) Reimbursement of Expenses. Section 5 and subsections 8(a)(iv), 8(b)(iii), 8(c)(iii), 8(d)(iv), and 8(e) provide for reimbursement of any business expenses incurred by the Executive prior to his separation from service (or death). The amount of any such reimbursement shall be paid to the Executive (or his beneficiary or estate) on or before December 31 of the calendar year following the calendar year in which the Executive incurred the eligible expenses. The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible or reimbursement in any other calendar year. The right to reimbursement shall not subject to liquidation or exchange for another benefit.

(iii) Delay in Payment. Notwithstanding anything contained in the Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s “separation from service” with the Company to be a “specified employee,” any “nonqualified deferred compensation” to which the Executive is entitled in connection with such separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid or commence payment until the date which is the first business day following the six-month period after the Executive’s separation from service (or if earlier, the Executive’s death). Such delay in payment shall only be affected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Executive under Section 409A. Any payments and benefits

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not subject to such delay, shall be paid pursuant to the time and form of payment specified as above. Any compensation which would have otherwise been paid during the delay period in the absence of this subsection 8(i)(iii) shall be paid to the Executive (or his beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(iv) Good Reason. The parties intend that the definition of Good Reason and the operation of subsection 8(e) be treated as an involuntary separation from service consistent with the requirements of Treasury Regulation § 1.409A-1(n). “Good Reason” shall mean the Executive’s resignation following a material diminution in the Executive’s authority, duties, or responsibilities without the written consent of the Executive. The Executive shall provide written notice to the Company within 90 days of the initial existence of the Good Reason condition. Upon receipt of such notice, the Company shall have a period of 20 days during which it may remedy the condition and not be required to pay the amounts.

(v) Key Definitions. For purposes of the Agreement, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to such terms pursuant to Section 409A and other applicable guidance.

9. COVENANTS AND CONFIDENTIAL INFORMATION.

(a) The Executive agrees that during the Term of Employment and for so long as he is entitled to receive any benefits or payments under this Agreement (but in no event for less than one year after the Term of Employment) and, as to subsection 9(a)(iii) below, at any time after the Term of Employment he will not, directly or indirectly, do or suffer any of the following:

(i) Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that competes with, the business of the Company or any of the Company’s affiliates or subsidiaries (as conducted on the date the Executive ceases to be employed by the Company in any capacity, including as a consultant) (collectively, the “Covered Activities”); provided, however, that the ownership of not more than 1% of the stock of any publicly traded corporation shall not be deemed a violation of this covenant; provided, further, however, that in the event of a Termination Without Cause, the Executive may engage in any Covered Activity if prior to accepting any such employment he enters into a confidentiality agreement with the Company in form and substance satisfactory to the Company in its sole discretion (it being agreed that such confidentiality agreement may be broader in scope than the provisions of this Agreement and that such confidentiality agreement is intended to protect the Company from any risks which may arise in connection with the specific prospective employment of the Executive).

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(ii) Induce any person who is an employee, officer or agent of the Company or any of the Company’s affiliates or subsidiaries to terminate said relationship.

(iii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner in competition with, or contrary to the interests of, the Company or any of the Company’s affiliates or subsidiaries, the customer lists, or trade secrets of the Company or any of the Company’s affiliates or subsidiaries, it being acknowledged by the Executive that all such information regarding the business of the Company and the Company’s affiliates or subsidiaries, compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that this subsection 9(a)(iii) shall not apply to the disclosure by the Executive of confidential information (A) in the course of carrying out his duties under this Agreement or (B) when required to do so by a court of law, to any governmental agency having jurisdiction over the business of the Company and its subsidiaries or to any administrative body or legislative body (including a committee thereof) with jurisdiction to order him to divulge, discuss or make accessible such information.

(b) The Executive expressly agrees and understands that the remedy at law for any breach by him of this Section 9 will be inadequate and that the damages flowing from such breach are not readily susceptible of being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive’s violation of any legally enforceable provision of this Section 9, the Company shall be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach (all as determined by a court of competent jurisdiction). Nothing in this Section 9 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 9 that may be pursued or availed of by the Company.

(c) In the event that the Executive shall violate any legally enforceable provision of this Section 9 (as determined by a court of competent jurisdiction) as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then such violation shall toll the running of that time period from the date of its commencement until the date of its cessation.

10. WITHHOLDING TAXES.

All payments to the Executive or his Beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law. If any payment hereunder is insufficient to provide the amount of such taxes required to be withheld, the Company may withhold such taxes from any other payment due the Executive or his Beneficiary. In the event all cash payments due the Executive are insufficient to provide the required amount of such withholding taxes, the Executive or his Beneficiary, within five days after written notice from the Company, shall pay to the Company the amount of such withholding taxes in excess of all cash payments due the Executive or his Beneficiary.

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11. INDEMNIFICATION.

The Company agree to indemnify the Executive to the fullest extent permitted by applicable law consistent with the Limited Liability Operating Agreement of Company as in effect on the effective date of this Agreement with respect to any acts or non-acts he may have committed while he was an officer, director and/or employee (i) of the Company or any subsidiary thereof, or (ii) of any other entity if his service with such entity was at the request of the Company. This provision shall survive the termination of this Agreement.

12. EFFECT OF AGREEMENT ON OTHER BENEFITS.

Except as expressly set forth herein, the existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to participate fully in the executive compensation, employee benefit and other plans or programs of the Company in which senior executives are eligible to participate.

13. ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to (i) a merger or consolidation in which the Company is not the continuing entity or (ii) sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company each further agree that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. No obligations of the Executive under this Agreement may be assigned or transferred by the Executive.

14. REPRESENTATION.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization.

15. ENTIRE AGREEMENT.

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the parties concerning the subject matter hereof.

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16. AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by any party of any breach by any other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

17. SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18. SURVIVORSHIP.

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment with the Company to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

19. BENEFICIARIES; REFERENCES.

The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or of a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed to refer to his beneficiary, and if the Executive shall not have designated a beneficiary, his estate.

20. GOVERNING LAW; JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Colorado, without reference to principles of conflict of laws.

21. RESOLUTION OF DISPUTES.

(a) Any disputes arising under or in connection with this Agreement shall be resolved, in the Executive’s discretion, by arbitration, to be held in Denver, Colorado, in accordance with the rules and procedures of the American Arbitration Association.

(b) All costs, fees and expenses, including attorneys’ fees, of any arbitration or litigation in connection with this Agreement, including, without limitation, attorneys’ fees of both the Executive and the Company, shall be borne by, and be the obligation of, the Company

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unless the Company shall substantially prevail, in which event the Executive shall be required to pay the costs and expenses incurred by him relating to such arbitration or litigation. The obligation of the Company under this Section 21 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

(c) Pending the outcome or resolution of any arbitration or litigation, the Company shall continue payment of all amounts due the Executive under this Agreement without regard to any dispute.

22. NOTICES.

Any notice given to any party shall be in writing and shall be deemed to have been given when delivered either personally, faxed, by overnight delivery service (such as Federal Express), or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company or the Board:

National CineMedia, Inc.

9110 East Nichols Avenue

Centennial, Colorado 80112

Attention: Chief Executive Officer

Fax: (303) 792-8649

If to the Executive:

Alfonso P. Rosabal, Jr.

1189 Buffalo Ridge Court

Castle Pines, Colorado 80108

23. HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24. SECTION 409A; DEFERRED COMPENSATION.

The parties intend that any amounts payable and benefits provided under this Agreement and the exercise of authority or discretion by the Company or by the Executive (a) shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A; or (b) shall comply with the provisions of Section 409A, in both cases so as not to subject the Executive to the payment of additional taxes and interest that may be imposed under Section 409A. To the extent that any amount payable or benefit provided to

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the Executive would trigger the additional tax or interest imposed under Section 409A, the Company and the Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company shall not be required to assume any increased economic burden.

25. PERFORMANCE.

NCM Inc. hereby agrees that it shall be directly liable for the payment of all sums due hereunder.

26. COUNTERPARTS.

This Agreement may be executed in two or more counterparts.

27. EFFECTIVE DATE.

This Agreement shall be effective as of January 15, 2014 (the “Effective Date”).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, to be effective as of the Effective Date.

NATIONAL CINEMEDIA, INC.
By: National CineMedia, LLC
Its Manager

By:	/s/ Kurt C. Hall
Kurt C. Hall President and Chief Executive Officer

EXECUTIVE

/s/ Alfonso P. Rosabal, Jr.
Alfonso P. Rosabal, Jr.

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